eHealth, Inc. Announces Third Quarter 2021 Results

SANTA CLARA, California — November 8, 2021 — eHealth, Inc. (Nasdaq: EHTH), a leading private online health insurance marketplace, today announced its financial results for the third quarter ended September 30, 2021.

$63.9M	$(53.0)M	$(55.2)M
REVENUE	GAAP NET LOSS	ADJUSTED EBITDA (1) (2)

(18)%	YoY	+58%	YoY	+88%	YoY
MEDICARE ADVANTAGE APPROVED MEMBERS		MAJOR MEDICARE (3) APPLICATIONS SUBMITTED ONLINE UNASSISTED		INDIVIDUAL AND FAMILY PLAN APPROVED MEMBERS

Third Quarter 2021 Overview
•Third quarter financial results reflected the impact of our enrollment quality initiatives on telephonic conversion rates.
•Revenue for the third quarter of 2021 was $63.9 million, a 32% decrease compared to $94.3 million for the third quarter of 2020.
•Medicare Advantage LTVs of $975 or a 9% increase compared to the third quarter of 2020.
•GAAP net loss for the third quarter of 2021 was $53.0 million compared to $14.5 million for the third quarter of 2020.
•Adjusted EBITDA(1)(2) was $(55.2) million for the third quarter of 2021 compared to $(11.2) million for the third quarter of 2020 reflecting lower revenue and an earlier start of our investment in scaling our internal Medicare agent force for the annual enrollment period this year.
•Online unassisted business continued to scale with strong enrollment growth and an increase in conversion rates year-over-year
•Over 195,000 individuals have created accounts at our Customer Center since its launch in October of 2020.

CEO Comments
I joined eHealth based on my deep appreciation for the Company’s unique customer-centric platform and a strong belief in the significant opportunities ahead of us. We are harnessing powerful secular trends that we believe will help drive the company’s growth and value creation. Our digital platform provides eHealth with a strong competitive advantage as seniors’ and consumers of all ages continue to adopt the internet for research, social interaction, shopping, and other daily needs including healthcare, a trend that has been accelerated by the global COVID pandemic. I see our consumer-centric omni-channel marketplace as the health insurance distribution model of the future which is aligned with the evolving needs and preferences of our customers. While the company has faced some setbacks over the past year, I am confident in our ability to navigate these short-term challenges under new leadership, leveraging my healthcare and Medicare industry expertise with a particular focus on driving operational efficiency and excellence. – Fran Soistman

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(1)See the Non-GAAP Financial Information section for definitions of our non-GAAP financial measures. We revised the definition of Non-GAAP net income, non-GAAP net income per diluted share and adjusted EBITDA in the second quarter of 2021 to exclude the impact from the convertible preferred stock issued on April 30, 2021.
(2)Effective with the first quarter of 2021, we modified our calculation of adjusted EBITDA to exclude the amortization of capitalized software development costs. The amortization of capitalized software development costs were $3.4 million and $2.1 million for the third quarter 2021 and 2020, respectively, and $9.1 million and $5.3 million for the nine months ended September 30, 2021 and 2020, respectively. The modified calculation is intended to more closely align with how our peer companies calculate this non-GAAP financial measure. See Revised Adjusted EBITDA Reconciliation for additional information.
(3)Major Medicare plans include Medicare Advantage and Medicare Supplement plans.

GAAP — Third Quarter of 2021 Results

(In thousands, except for per share amounts)	Q3 2021	Q3 2020
Total Revenue	$63,914	$94,284
Total Commission Revenue	59,191	73,544
Segment Revenue
Medicare	46,381	70,361
Individual, Family and Small Business	17,533	23,923
Segment Profit (Loss) (1)
Medicare	(52,882)	(14,139)
Individual, Family and Small Business	12,499	18,487
Loss from operations	(66,037)	(20,847)
Net loss	(53,014)	(14,505)
Net loss attributable to common stockholders	(59,948)	(14,505)
Diluted net loss attributable to common stockholders per share	(2.24)	(0.55)
Net cash provided by (used in) operating activities	(71,047)	1,439
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(1)During the first quarter of 2021, we modified the calculation of segment profit (loss) to exclude the amortization of capitalized software development cost. The amortization of capitalized software development costs were $3.4 million and $2.1 million for the third quarter 2021 and 2020, respectively, and $9.1 million and $5.3 million for the nine months ended September 30, 2021 and 2020, respectively. See Revised Segment Profit Summary for additional information.

Total commission revenue for the third quarter of 2021 decreased 20% compared to the same period in 2020 due to an $8.8 million decrease in Medicare segment commission revenue and a $5.5 million decrease in Individual, Family and Small Business segment commission revenue. The decrease in the Medicare segment commission revenue was primarily due to a 22% decrease in approved members, partially offset by an increase in lifetime values of Medicare Advantage plans for the third quarter of 2021, compared to the same period in 2020. The decrease in total Medicare approved members was primarily attributable to a decline in telesales conversion rate, partially offset by the growth of our online applications. The decrease in Individual, Family and Small Business segment commission revenue was primarily driven by a decrease in net adjustment revenue, partially offset by an 88% increase in approved individual and family plan members due to a favorable market environment and higher lifetime values for individual and family plan and certain ancillary products compared to the same period in 2020.

GAAP — Year-to-Date Results

(In thousands, except for per share amounts)	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Total Revenue	$294,685	$289,458
Total Commission Revenue	276,066	253,986
Segment Revenue
Medicare	240,633	246,891
Individual, Family and Small Business	54,052	42,567
Segment Profit (Loss) (1)
Medicare	(46,141)	23,993
Individual, Family and Small Business	38,476	24,153
Loss from operations	(92,012)	(26,070)
Net loss	(72,223)	(14,423)
Net loss attributable to common stockholders	(83,636)	(14,423)
Diluted net loss attributable to common stockholder per share	(3.13)	(0.56)
Net cash used in operating activities	(60,321)	(10,959)

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(1)During the first quarter of 2021, we modified the calculation of segment profit (loss) to exclude the amortization of capitalized software development cost. The amortization of capitalized software development costs were $3.4 million and $2.1 million for the third quarter 2021 and 2020, respectively, and $9.1 million and $5.3 million for the nine months ended September 30, 2021 and 2020, respectively. See Revised Segment Profit Summary for additional information.

Total commission revenue for the nine months ended September 30, 2021 increased 9% compared to the same period in 2020 due to a $12.1 million increase in Individual, Family and Small Business segment commission revenue and a $10.0 million increase in Medicare segment commission revenue. The increase in Individual, Family and Small Business segment commission revenue for the nine months ended September 30, 2021 was primarily driven by a $8.6 million increase in net adjustment revenue and a 52% increase in approved individual and family plan members, compared to the same period in 2020. The increase in Medicare segment commission revenue was driven by an 18% increase in Medicare plan approved members for the nine months ended September 30, 2021, primarily attributable to 30% growth in Medicare Advantage plan approved members, partially offset by a $20.7 million decrease in net adjustment revenue compared to the same period in 2020.

Non-GAAP(1) — Third Quarter of 2021 Results

(In thousands, except for per share amounts)	Q3 2021	Q3 2020
Non-GAAP net loss	$(47,677)	$(9,514)
Non-GAAP diluted net loss per share	(1.78)	(0.36)
Adjusted EBITDA(2)	(55,210)	(11,233)
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(1)See the Non-GAAP Financial Information for definitions of our non-GAAP financial measures.
(2)Effective with the first quarter of 2021, we modified our calculation of adjusted EBITDA to exclude the amortization of capitalized software development costs. The amortization of capitalized software development costs were $3.4 million and $2.1 million for the third quarter of 2021 and 2020, respectively, and $9.1 million and $5.3 million for the nine months ended September 30, 2021 and 2020, respectively. The modified calculation is intended to more closely align with how our peer companies calculate this non-GAAP financial measure. See Revised Adjusted EBITDA Reconciliation for additional information.

Non-GAAP net loss for the third quarter of 2021 was $47.7 million, or $1.78 non-GAAP net loss per diluted share, compared to non-GAAP net loss of $9.5 million, or $0.36 non-GAAP net loss per diluted share, for the third quarter of 2020, primarily attributable to a decline in revenue and a 14% increase in non-GAAP operating expense driven by higher marketing and advertising expenses and customer care and enrollment expenses in preparation for the annual enrollment period.

Non-GAAP net loss and non-GAAP net loss per diluted share for the third quarter of 2021 are calculated by excluding $4.6 million in paid-in-kind dividends and $2.4 million change in preferred stock redemption value, both related to the private placement with H.I.G. Capital, $5.2 million of stock-based compensation expense, $0.6 million of restructuring and reorganization charges, $0.1 million of amortization of intangible assets, and $0.6 million of the income tax effect of these non-GAAP adjustments from GAAP net loss attributable to common stockholders and GAAP net loss attributable to common stockholders per diluted share.

Non-GAAP net loss and non-GAAP net loss per diluted share for the third quarter of 2020 are calculated by excluding $6.3 million of stock-based compensation expense, $0.3 million of amortization of intangible assets and $1.6 million of the income tax effect of these non-GAAP adjustments from GAAP net loss attributable to common stockholders and GAAP net loss attributable to common stockholders per diluted share.

Adjusted EBITDA for the third quarter of 2021 decreased compared to the third quarter of 2020 primarily due to an increase in non-GAAP operating expense and a decline in revenue.

Non-GAAP(1) — Year-to-Date Results

(In thousands, except for per share amounts)	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Non-GAAP net income (loss)	$(50,431)	$2,540
Non-GAAP diluted net income (loss) per share	(1.89)	0.10
Adjusted EBITDA(2)	(50,871)	4,770
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(1)See Non-GAAP Financial Information for definitions of our non-GAAP financial measures.
(2)Effective with the first quarter of 2021, we modified our calculation of adjusted EBITDA to exclude the amortization of capitalized software development costs. The amortization of capitalized software development costs were $3.4 million and $2.1 million for the third quarter of 2021 and 2020, respectively, and $9.1 million and $5.3 million for the nine months ended September 30, 2021 and 2020, respectively. The modified calculation is intended to more closely align with how our peer companies calculate this non-GAAP financial measure. See Revised Adjusted EBITDA Reconciliation for additional information.

Non-GAAP net loss for the nine months ended September 30, 2021 was $50.4 million, or $1.89 non-GAAP net loss per diluted share, compared to non-GAAP net income of $2.5 million, or $0.10 non-GAAP net income per diluted share, for the same period in 2020, primarily attributable to a 22% increase in non-GAAP operating expense due to our enrollment quality initiatives and preparation for the annual enrollment period, partially offset by an increase in revenue.

Non-GAAP net loss and non-GAAP net loss per diluted share for the nine months ended September 30, 2021 were calculated by excluding $7.6 million in paid-in-kind dividends, $3.8 million change in preferred stock redemption value, $24.9 million of stock-based compensation expense, $3.0 million of restructuring and reorganization charges, $0.4 million of amortization of intangible assets, and $6.5 million of the income tax effect of these non-GAAP adjustments from GAAP net loss attributable to common stockholders and GAAP net loss attributable to common stockholders per diluted share.

Non-GAAP net income and non-GAAP net income per diluted share for the nine months ended September 30, 2020 were calculated by excluding $21.7 million of stock-based compensation expense, $1.2 million of amortization of intangible assets and $6.0 million of the income tax effect of these non-GAAP adjustments from GAAP net loss attributable to common stockholders and GAAP net loss attributable to common stockholders per diluted share.

Adjusted EBITDA for the nine months ended September 30, 2021 decreased compared to the same period in 2020 primarily due to an increase in non-GAAP operating expense, partially offset by an increase in revenue.

Selected Metrics Highlights — Third Quarter of 2021 Results

	Q3 2021	Q3 2020
Approved Members
Medicare	46,784	59,940
Individual and Family	8,232	4,372
New Paying Members
Medicare	47,626	58,818
Individual and Family	8,143	4,098
Online Submission %(1) – Major Medicare(2)	45%	36%
Unassisted Online Submission % – Major Medicare(2)	17%	9%
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(1)Online submission % represents a combination of unassisted and partially agent-assisted online applications.
(2)Major Medicare plans include Medicare Advantage and Medicare Supplement plans.

Medicare approved members decreased 22% in the third quarter of 2021 compared to the third quarter of 2020, due primarily to an 18% decrease in Medicare Advantage approved members as a result of lower than expected telephonic conversion rates. Approved members for individual and family plan major medical products increased 88% in the third quarter of 2021 compared to the third quarter of 2020, primarily driven by a 192% increase in qualified health plan approved members.

Medicare new paying members decreased 19% in the third quarter of 2021 compared to the third quarter of 2020, due primarily to a 14% decrease in Medicare Advantage new paying members. Individual and family plan new paying members increased 99% in the third quarter of 2021 compared to the third quarter of 2020, primarily driven by an increase in qualified health plan new paying members.

Online application submission for Major Medicare applications increased to 45% in the third quarter of 2021 as our online business continued to scale driven by strong consumer demand and favorable conversion rates on our ecommerce platform. Our unassisted online application submission for Major Medicare applications grew 58% in the third quarter of 2021 compared to the same quarter in 2020.

Selected Metrics Highlights — Year-to-Date Results

	Nine Months Ended September 30, 2021	Nine Months Ended September 30, 2020
Approved Members
Medicare	261,136	221,516
Individual and Family	29,019	19,047
New Paying Members
Medicare	317,665	293,033
Individual and Family	34,961	26,520
Estimated Membership	1,270,628	1,136,714

Medicare approved members increased 18% during the nine months ended September 30, 2021 compared to the same period in 2020, primarily driven by a 30% increase in Medicare Advantage approved members, partially offset by declines in Medicare Supplement approved members and Medicare Part D prescription drug plan approved members. Approved members for individual and family plan products increased 52% during the nine months ended September 30, 2021 compared to the same period in 2020, driven by a 83% increase in qualified health plan approved members and a 26% increase in non-qualified health plan approved members.

Medicare new paying members increased 8% during the nine months ended September 30, 2021 compared to the same period in 2020, due primarily to a 37% increase in Medicare Advantage new paying members, partially offset by declines in Medicare Part D prescription drug plan new paying members and Medicare Supplement new paying members. Individual and family major medical plan new paying members increased 32% during the nine months ended September 30, 2021 compared to the same period in 2020, driven by a 53% increase in qualified health plan new paying members and an 18% increase in non-qualified health plan new paying members.

Estimated membership was 1,270,628 at the end of the third quarter of 2021, an increase of 12% compared to estimated membership at the end of the third quarter of 2020, primarily driven by a 19% increase in Medicare estimated membership.

Convertible Preferred Stock

On April 30, 2021, we issued and sold 2.25 million shares of Series A Preferred Stock, par value $0.001 per share, at an aggregate purchase price of $225.0 million to an investment vehicle of H.I.G. Capital in a private placement. This transaction resulted in net proceeds of $214.0 million.

During the third quarter of 2021, we accrued paid-in-kind dividends on the Series A Preferred Stock at 8% per annum equal to $4.6 million and recognized $2.4 million of accretion due to the redemption feature available to H.I.G. Capital at the sixth anniversary of the closing of this transaction. These charges were recorded as a reduction of our retained earnings and had no impact on GAAP net loss, which was $53.0 million, for the third quarter of 2021. However, as the Series A Preferred Stock is considered a participating security, both of these charges impacted net loss attributable to common stockholders and net loss attributable to common stockholders per share. For the third quarter of 2021, GAAP net loss attributable to common stockholders was $59.9 million, or $2.24 per share.

2021 Guidance
Based on information available as of November 8, 2021, we are revising guidance for the full year ending December 31, 2021 previously provided on July 29, 2021. These expectations are forward-looking statements and we assume no obligation to update these statements. Actual results may be materially different and are affected by the risk factors and uncertainties identified in this press release and in eHealth’s annual and quarterly reports filed with the Securities and Exchange Commission.

The following guidance is for the full year ending December 31, 2021:
•Total revenue is expected to be in the range of $535.0 million to $575.0 million compared to our previous guidance of $660.0 million to $700.0 million.
•GAAP net loss is expected to be in the range of $(43.0) million to $(63.0) million compared to our previous guidance of GAAP net income of $42.0 million to $57.0 million.
•Adjusted EBITDA(1)(2) is expected to be in the range of $(20.0) million to $0.0 million compared to our previous guidance of $110.0 million to $125.0 million.
•Cash used in operations is expected to be in the range of $125.0 million to $135.0 million compared to our previous guidance of $85.0 million to $95.0 million, and cash used for capital expenditures is expected to be in the range of $21.0 million to $24.0 million compared to our previous guidance of $24.0 million to $27.0 million.
•Non-GAAP net loss per diluted share(1) is expected to be in the range of $(0.45) to $(1.13) compared to our previous guidance of non-GAAP net income per diluted share of $2.77 to $3.26 per share.
•Revenue from the Medicare segment is expected to be in the range of $471.0 million to $509.0 million compared to our previous guidance of $601.0 million to $639.0 million. Revenue from the Individual, Family and Small Business segment is expected to be in the range of $64.0 million to $66.0 million compared to our previous guidance of $59.0 million to $61.0 million.
•Medicare segment profit (loss)(3) is expected to be in the range of $(5.0) million to $16.0 million compared to our previous guidance of $130.0 million to $146.0 million, and Individual, Family and Small Business segment profit is expected to be in the range of $41.0 million to $43.0 million compared to our previous guidance of $36.0 million to $38.0 million.
•Corporate(4) shared service expenses, excluding stock-based compensation, depreciation and amortization expense, and restructuring and reorganization charges, is expected to remain consistent with our previous guidance of $56.0 million to $59.0 million.
•GAAP net loss attributable to common stockholders per diluted share is expected to be in the range of $(2.26) to $(2.99) compared to our previous guidance of GAAP net income attributable to common stockholder of $0.84 to $1.39 per share.
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(1)	See Non-GAAP Financial Information for definitions of our non-GAAP financial measures.
(2)	During the first quarter of 2021, we revised the calculation of segment profit (loss) and adjusted EBITDA by excluding amortization of capitalized software development costs to enhance comparability of our financial metrics with peer companies. See the Revised Segment Profit Summary and Revised Adjusted EBITDA Reconciliation for additional information. Amortization of capitalized software development costs excluded from adjusted EBITDA is $10.0 million, which is comprised of $9.0 million and $1.0 million for the Medicare segment and the Individual, Family and Small Business segment, respectively.
(3)
Segment profit (loss) is calculated as revenue for the applicable segment less marketing and advertising, customer care and enrollment, technology and content and general and administrative operating expenses, excluding stock-based compensation expense, depreciation and amortization, restructuring and reorganization charges, and amortization of intangible assets, that are directly attributable to the applicable segment and other indirect marketing and advertising, customer care and enrollment and technology and content operating expenses, excluding stock-based compensation expense, depreciation and amortization, restructuring and reorganization charges, and amortization of intangible assets, allocated to the applicable segment based on usage.

(4)
Corporate consists of other indirect general and administrative operating expenses, excluding stock-based compensation and depreciation and amortization expense, which are managed in a corporate shared services environment and, since they are not the responsibility of segment operating management, are not allocated to the reportable segments.

Webcast and Conference Call Information
A webcast and conference call will be held today, Monday, November 8, 2021 at 8:30 a.m. Eastern / 5:30 a.m. Pacific Time. The live webcast and supporting presentation slides will be available on the Investor Relations section of eHealth’s website at http://ir.ehealthinsurance.com. Individuals interested in listening to the conference call may do so by dialing (877) 930-8066 for domestic callers and (253) 336-8042 for international callers. The participant passcode is 2061569. A telephone replay will be available two hours following the conclusion of the call for a period of seven days and can be accessed by dialing (855) 859-2056 for domestic callers and (404) 537-3406 for international callers. The call ID for the replay is 2061569. The live and archived webcast of the call will also be available on eHealth's website at http://www.ehealthinsurance.com under the Investor Relations section.

About eHealth, Inc.
eHealth, Inc. (Nasdaq: EHTH) operates a leading online health insurance marketplace at eHealth.com and eHealthMedicare.com with technology that provides consumers with health insurance enrollment solutions. Since 1997, we have connected more than 8 million members with quality, affordable health insurance, Medicare options, and ancillary plans. Our proprietary marketplace offers Medicare Advantage, Medicare Supplement, Medicare Part D prescription drug, individual, family, small business and other plans from over 200 health insurance carriers across fifty states and the District of Columbia.

Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding trends in our business, opportunities for growth and value creation, our competitive advantage, expectation of our new leadership, our estimates regarding total membership, Medicare membership, individual and family plan membership and ancillary and small business membership, our estimates regarding constrained lifetime values of commissions per approved member by product category, our estimates regarding costs per approved member, and our 2021 annual guidance on total revenue, revenue from our Medicare segment and our Individual, Family and Small Business segment, GAAP net loss, adjusted EBITDA, profit (loss) from our Medicare segment, profit from our Individual, Family and Small Business segment, cash used in operations, cash used for capital expenditures, corporate shared service expenses, GAAP net loss attributable to common stockholders per diluted share and non-GAAP net loss per diluted share.

These forward-looking statements are inherently subject to various risks and uncertainties that could cause actual results to differ materially from the statements made. In particular, we are required by Accounting Standards Codification 606 — Revenue from Contracts with Customers to make numerous assumptions that are based on historical trends and our management’s judgment. These assumptions may change over time and have a material impact on our revenue recognition, guidance, and results of operations. Please review the assumptions stated in this press release carefully.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include our ability to retain existing members and enroll new members during the annual healthcare open enrollment period, the Medicare annual enrollment period and other special enrollment period; changes in laws, regulations and guidelines, including in connection with healthcare reform or with respect to the marketing and sale of Medicare plans; competition, including competition from government-run health insurance exchanges and other sources; the seasonality of our business and the fluctuation of our operating results; our ability to accurately estimate membership, lifetime value of commissions and commissions receivable; changes in product offerings among carriers on our ecommerce platform and the resulting impact on our commission revenue; our ability to execute on our growth strategy in the Medicare market; the continued impact of the COVID-19 pandemic on our operations, business, financial condition and growth prospects, as well as on the general economy; changes in our management and key employees; exposure to security risks and our ability to safeguard the security and privacy of confidential data; our relationships with health insurance carriers; customer concentration and consolidation of the health insurance industry; our success in marketing and selling health insurance plans and our unit cost of acquisition; our ability to hire, train, retain and ensure the productivity of licensed health insurance agents and other employees; the need for health insurance carrier and regulatory approvals in connection with the marketing of Medicare-related insurance products; changes in the market for private health insurance; consumer satisfaction with our service and actions we take to improve the quality of enrollments; changes in member conversion rates; changes in commission rates; our ability to sell qualified health insurance plans to subsidy-eligible individuals and to enroll subsidy-eligible individuals through government-run health insurance exchanges; our ability to maintain and enhance our brand identity; our ability to derive desired benefits from investments in our business, including membership growth and retention initiatives; reliance on marketing partners; the impact of our direct-to-consumer email, telephone and television marketing efforts; timing of receipt and accuracy of commission reports; payment practices of health insurance carriers; dependence on our operations in China; the restrictions in our debt obligations; the restrictions in our agreement with H.I.G. Capital; compliance with insurance and other laws and regulations; the outcome of litigation in which we are involved; and the performance, reliability and availability of our information technology systems, ecommerce platform and underlying network infrastructure. Other factors that could cause operating, financial and other results to differ are described in our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of our website at http://www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov.

All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). To supplement eHealth’s condensed consolidated financial statements presented in accordance with GAAP, eHealth presents investors with non-GAAP financial measures, including non-GAAP net income (loss); non-GAAP net income (loss) per diluted share; and adjusted EBITDA.

•Non-GAAP net income (loss) consists of GAAP net income (loss) attributable to common stockholders excluding the following items:
▪paid-in-kind dividends for preferred stock and change in preferred stock redemption value (together "impact from preferred stock"),
▪the effects of expensing stock-based compensation related to stock options and restricted stock units,
▪restructuring and reorganization charges,
▪amortization of intangible assets,
▪other non-recurring charges (as noted below), and
▪the income tax impact of non-GAAP adjustments.

•Non-GAAP net income (loss) per diluted share consists of GAAP net income (loss) attributable to common stockholder per diluted share excluding the following items:
▪impact from preferred stock,
▪the effects of expensing stock-based compensation related to stock options and restricted stock units per diluted share,
▪restructuring and reorganization charges per diluted share,
▪amortization of intangible assets per diluted share,
▪other non-recurring charges (as noted below) per diluted share, and
▪the income tax impact of non-GAAP adjustments per diluted share.

•Adjusted EBITDA(1) is calculated by excluding the impact from preferred stock, interest income and expense, income tax expense (benefit), depreciation and amortization, stock-based compensation expense, restructuring and reorganization charges, amortization of intangible assets, other income (expense), net, and other non-recurring charges to GAAP net income (loss) attributable to common stockholders. Other non-recurring charges to GAAP net income (loss) attributable to common stockholders may include transaction expenses in connection with capital raising transactions (whether debt, equity or equity-linked) and acquisitions, whether or not consummated, purchase price adjustments and the cumulative effect of a change in accounting principles.
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(1)Effective with the first quarter of 2021, we modified our calculation of adjusted EBITDA to exclude the amortization of capitalized software development costs. The modified calculation is intended to more closely align with how our peer companies calculate this non-GAAP financial measure. See Revised Adjusted EBITDA Reconciliation for additional information.

eHealth believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to eHealth’s financial condition and results of operations. Management believes that the use of these non-GAAP financial measures provides consistency and comparability with eHealth’s past financial reports. Management also believes that the items described above provide an additional measure of eHealth’s operating results and facilitates comparisons of eHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present and future operating performance and as a supplemental means to evaluate eHealth’s ongoing operations. eHealth believes that these non-GAAP financial measures are useful to investors in their assessment of eHealth’s operating performance.

Non-GAAP net income (loss), non-GAAP net income (loss) per diluted share, and adjusted EBITDA are not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Non-GAAP financial measures used in this press release have limitations in that they do not reflect all of the revenue and costs associated with the operations of eHealth’s business and do not reflect income tax as determined in accordance with GAAP. As a result, you should not consider these measures in isolation or as a substitute for analysis of eHealth’s results as reported under GAAP. eHealth expects to continue to incur the stock-based compensation costs, amortization of intangible assets, and depreciation and amortization described above, and exclusion of these costs, and their related income tax benefits, from non-GAAP financial measures should not be construed as an inference that these costs are unusual or infrequent. eHealth compensates for these limitations by prominently disclosing GAAP net income (loss), GAAP net income (loss) attributable to common stockholders and GAAP net income (loss) attributable to common stockholders per diluted share and providing investors with reconciliations from eHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

Investor Relations Contact

Kate Sidorovich, CFA
Senior Vice President, Investor Relations & Strategy
2625 Augustine Drive, Second Floor
Santa Clara, CA, 95054
650-210-3111
kate.sidorovich@ehealth.com
http://ir.ehealthinsurance.com
(Tables to Follow)

EHEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, Unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$157,530	$43,759
Short-term marketable securities	70,212	49,620
Accounts receivable	1,305	1,799
Contract assets – commissions receivable – current	194,197	219,153
Prepaid expenses and other current assets	36,653	16,661
Total current assets	459,897	330,992
Contract assets – commissions receivable – non-current	563,171	573,252
Property and equipment, net	13,795	14,609
Operating lease right-of-use assets	38,693	42,558
Restricted cash	3,354	3,354
Intangible assets, net	8,153	8,569
Goodwill	40,233	40,233
Other assets	32,307	26,455
Total assets	$1,159,603	$1,040,022
Liabilities, convertible preferred stock, and stockholders’ equity
Current liabilities:
Accounts payable	$10,084	$36,921
Accrued compensation and benefits	20,424	20,542
Accrued marketing expenses	11,263	17,788
Lease liabilities – current	5,570	5,192
Deferred revenue	10,547	308
Other current liabilities	4,546	3,657
Total current liabilities	62,434	84,408
Deferred income taxes – non-current	52,185	72,317
Lease liabilities – non-current	37,138	41,369
Other non-current liabilities	4,747	4,370
Total liabilities	156,504	202,464
Convertible preferred stock	225,438	—
Stockholders’ equity:
Common stock	38	38
Additional paid-in capital	744,784	721,013
Treasury stock, at cost	(199,998)	(199,998)
Retained earnings	232,519	316,155
Accumulated other comprehensive income	318	350
Total stockholders’ equity	$777,661	$837,558
Total liabilities, convertible preferred stock, and stockholders’ equity	$1,159,603	$1,040,022

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue:
Commission	$59,191	$73,544	$276,066	$253,986
Other	4,723	20,740	18,619	35,472
Total revenue	63,914	94,284	294,685	289,458
Operating costs and expenses(1):
Cost of revenue	(25)	482	1,217	2,160
Marketing and advertising	43,317	33,405	138,772	104,042
Customer care and enrollment	48,956	43,342	121,480	101,025
Technology and content	20,369	17,673	63,996	46,786
General and administrative	16,640	19,942	57,812	60,308
Amortization of intangible assets	121	287	416	1,207
Restructuring and reorganization charges	573	—	3,004	—
Total operating costs and expenses	129,951	115,131	386,697	315,528
Loss from operations	(66,037)	(20,847)	(92,012)	(26,070)
Other income (expense), net	189	(101)	511	724
Loss before benefit from income taxes	(65,848)	(20,948)	(91,501)	(25,346)
Benefit from income taxes	(12,834)	(6,443)	(19,278)	(10,923)
Net loss	(53,014)	(14,505)	(72,223)	(14,423)
Paid-in-kind dividends for preferred stock	(4,561)	—	(7,643)	—
Change in preferred stock redemption value	(2,373)	—	(3,770)	—
Net loss attributable to common stockholders	$(59,948)	$(14,505)	$(83,636)	$(14,423)

Net loss per share attributable to common stockholders:
Basic and diluted	$(2.24)	$(0.55)	$(3.13)	$(0.56)
Weighted-average number of shares used in per share:
Basic and diluted	26,786	26,487	26,688	25,838
_____________ (1) Includes stock-based compensation as follows:
Marketing and advertising	$2,297	$1,869	$6,922	$5,138
Customer care and enrollment	740	527	1,901	1,762
Technology and content	2,380	1,430	7,483	2,965
General and administrative	(183)	2,506	8,575	11,857
Total stock-based compensation expense	$5,234	$6,332	$24,881	$21,722

EHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating activities:
Net loss	$(53,014)	$(14,505)	$(72,223)	$(14,423)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,498	923	3,700	2,604
Amortization of internally developed software	3,401	2,072	9,140	5,307
Amortization of intangible assets	121	287	416	1,207
Stock-based compensation expense	5,234	6,332	24,881	21,722
Deferred income taxes	(12,742)	(6,462)	(20,134)	(10,982)
Other non-cash items	129	175	908	421
Changes in operating assets and liabilities:
Accounts receivable	2,229	(1,130)	493	(1,522)
Contract assets – commissions receivable	(1,763)	(21,614)	35,244	(16,772)
Prepaid expenses and other assets	(25,107)	(8,367)	(20,790)	(9,398)
Accounts payable	(5,497)	14,286	(26,913)	(3,196)
Accrued compensation and benefits	3,591	344	(118)	(7,438)
Accrued marketing expenses	1,122	1,879	(6,525)	(5,449)
Deferred revenue	9,184	26,374	10,240	23,901
Accrued expenses and other liabilities	567	845	1,360	3,059
Net cash provided by (used in) operating activities	(71,047)	1,439	(60,321)	(10,959)
Investing activities:
Capitalized internal-use software and website development costs	(5,247)	(4,473)	(12,589)	(12,082)
Purchases of property and equipment and other assets	(849)	(1,790)	(3,554)	(6,454)
Purchases of marketable securities	(21,156)	(32,959)	(88,967)	(180,505)
Proceeds from redemption and maturities of marketable securities	26,774	57,500	68,288	70,750
Net cash provided by (used in) investing activities	(478)	18,278	(36,822)	(128,291)
Financing activities:
Proceeds from issuance of preferred stock, net of issuance costs	—	—	214,025	—
Proceeds from issuance of common stock, net of issuance costs	—	—	—	228,024
Net proceeds from exercise of common stock options and employee stock purchases	1,932	263	4,983	1,577
Repurchase of shares to satisfy employee tax withholding obligations	(2,061)	(9,014)	(7,968)	(17,174)
Acquisition-related contingent payments	—	—	—	(8,751)
Principal payments in connection with leases	(50)	(38)	(126)	(121)
Net cash provided by (used in) financing activities	(179)	(8,789)	210,914	203,555
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(26)	63	—	62
Net increase (decrease) in cash, cash equivalents and restricted cash	(71,730)	10,991	113,771	64,367
Cash, cash equivalents and restricted cash at beginning of period	232,614	80,196	47,113	26,820
Cash, cash equivalents and restricted cash at end of period	$160,884	$91,187	$160,884	$91,187

EHEALTH, INC.
SEGMENT INFORMATION
(In thousands, unaudited)

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2021	2020		2021	2020
Revenue
Medicare (1)	$46,381	$70,361	(34)%	$240,633	$246,891	(3)%
Individual, Family and Small Business (2)	17,533	23,923	(27)%	54,052	42,567	27%
Total revenue	$63,914	$94,284	(32)%	$294,685	$289,458	2%
Segment profit (loss)
Medicare segment profit (loss) (3)(4)	$(52,882)	$(14,139)	274%	$(46,141)	$23,993	(292)%
Individual, Family and Small Business segment profit (3)(4)	12,499	18,487	(32)%	38,476	24,153	59%
Total segment profit (loss)	(40,383)	4,348	(1,029)%	(7,665)	48,146	(116)%
Corporate (5)	(14,827)	(15,581)	(5)%	(43,206)	(43,376)	—%
Stock-based compensation expense	(5,234)	(6,332)	(17)%	(24,881)	(21,722)	15%
Depreciation and amortization (4)	(4,899)	(2,995)	64%	(12,840)	(7,911)	62%
Amortization of intangible assets	(121)	(287)	(58)%	(416)	(1,207)	(66)%
Restructuring and reorganization charges	(573)	—	*	(3,004)	—	*
Other income (expense), net	189	(101)	(287)%	511	724	(29)%
Loss before benefit from income taxes	$(65,848)	$(20,948)	214%	$(91,501)	$(25,346)	261%
__________

* Percentage not meaningful.

Segment Information

We evaluate our business performance and manage our operations as two distinct reporting segments:
•Medicare; and
•Individual, Family and Small Business.

(1)
The Medicare segment consists primarily of amounts earned from our sale of Medicare-related health insurance plans, including Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans, and to a lesser extent, ancillary products sold to our Medicare-eligible customers, including but not limited to, dental and vision plans, as well as our advertising program that allows Medicare-related carriers to purchase advertising on a separate website developed, hosted and maintained by us and our delivery and sale to third parties of Medicare-related health insurance leads generated by our ecommerce platforms and our marketing activities.

(2)
The Individual, Family and Small Business segment consists primarily of amounts earned from our sale of individual, family and small business health insurance plans and ancillary products sold to our non-Medicare-eligible customers, including but not limited to, dental, vision, and short-term insurance. To a lesser extent, the Individual, Family and Small Business segment consists of amounts earned from our online sponsorship program that allows carriers to purchase advertising space in specific markets in a sponsorship area on our website, our licensing to third parties the use of our health insurance ecommerce technology, and our delivery and sale to third parties of individual and family health insurance plans leads generated by our ecommerce platforms and our marketing activities.

(3)	Segment profit (loss) is calculated as revenue for the applicable segment less marketing and advertising, customer care and enrollment, technology and content and general and administrative operating expenses, excluding stock-based compensation expense, depreciation and amortization, restructuring and reorganization charges, and amortization of intangible assets, that are directly attributable to the applicable segment and other indirect marketing and advertising, customer care and enrollment and technology and content operating expenses, excluding stock-based compensation expense, depreciation and amortization, restructuring and reorganization charges, and amortization of intangible assets, allocated to the applicable segment based on usage.
(4)
During the first quarter of 2021, we revised the calculation of segment profit (loss) by excluding amortization of capitalized software development costs to enhance comparability of our financial metrics with peer companies. The amortization of capitalized software development costs were $3.4 million and $2.1 million for the third quarter of 2021 and 2020, respectively, and $9.1 million and $5.3 million for the nine months ended September 30, 2021 and 2020, respectively. See Revised Segment Profit Summary for additional information.

(5)
Corporate consists of other indirect general and administrative operating expenses, excluding stock-based compensation expense, depreciation and amortization, which are managed in a corporate shared services environment and, because they are not the responsibility of segment operating management, are not allocated to the reportable segments.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
COMMISSION REVENUE BY PRODUCT
(In thousands, unaudited)

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2021	2020		2021	2020
Medicare
Medicare Advantage	$36,557	$41,901	(13)%	$209,224	$168,834	24%
Medicare Supplement	3,214	7,321	(56)%	15,357	32,384	(53)%
Medicare Part D	1,338	329	307%	(2,953)	7,148	(141)%
Total Medicare	41,109	49,551	(17)%	221,628	208,366	6%
Individual and Family (1)
Non-Qualified Health Plans	5,909	9,915	(40)%	20,352	12,585	62%
Qualified Health Plans	2,266	1,466	55%	7,204	3,559	102%
Total Individual and Family	8,175	11,381	(28)%	27,556	16,144	71%
Ancillary
Short-term	1,370	2,438	(44)%	4,639	6,724	(31)%
Dental	3,938	4,452	(12)%	9,326	5,791	61%
Vision	642	1,798	(64)%	1,781	2,228	(20)%
Other	845	847	—%	1,901	2,693	(29)%
Total Ancillary	6,795	9,535	(29)%	17,647	17,436	1%
Small Business	2,190	1,723	27%	7,703	6,975	10%
Commission Bonus and Other	922	1,354	(32)%	1,532	5,065	(70)%
Total Commission Revenue	$59,191	$73,544	(20)%	$276,066	$253,986	9%
_______

(1)
We define our Individual and Family plan offerings as major medical individual and family health insurance plans, which does not include Medicare-related, small business or ancillary plans. Individual and family health insurance plans include both qualified and non-qualified plans. Qualified health plans are individual and family health insurance plans that meet the requirements of the Affordable Care Act and are offered through the government-run health insurance exchange in the relevant jurisdiction. Non-qualified health plans are Individual and Family plans that meet the requirements of the Affordable Care Act and are not offered through the exchange in the relevant jurisdiction. Individuals that purchase non-qualified health plans cannot receive a subsidy in connection with the purchase of those plans.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
COMMISSION REVENUE SUMMARY
(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Medicare:
Commission Revenue from Members Approved During the Period (1)	$42,698	$52,040	$235,974	$205,330
Net Commission Revenue from Members Approved in Prior Periods (2)	(171)	(698)	(11,700)	8,966
Total Medicare Segment Commission Revenue	42,527	51,342	224,274	214,296
Individual, Family and Small Business:
Commission Revenue from Members Approved During the Period (1)	4,892	4,012	16,495	14,170
Commission Revenue from Renewals of Small Business Members During the Period (3)	1,744	1,122	6,154	5,005
Net Commission Revenue from Members Approved in Prior Periods (2)(3)	10,028	17,068	29,143	20,515
Total Individual, Family and Small Business Segment Commission Revenue	$16,664	$22,202	51,792	39,690
Total Commission Revenue	$59,191	$73,544	$276,066	$253,986
________

(1)	These amounts include commission bonus revenue.
(2)
These amounts reflect our revised estimates of cash collections for certain members approved prior to the relevant reporting period that are recognized as net adjustment revenue within the relevant reporting period. The net adjustment revenue includes both increases in revenue for certain prior period cohorts as well as reductions in revenue for certain prior period cohorts.

(3)	Commission revenue from renewals of small business members during the period was previously included in net commission revenue from members approved in prior periods. However, starting in the first quarter of 2021, we enhanced our reporting by separately disclosing commission revenue from renewals of small business members during the period in a separate line item.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
APPROVED MEMBERS
(Unaudited)

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2021	2020		2021	2020
Medicare
Medicare Advantage	36,836	44,999	(18)%	222,289	170,374	30%
Medicare Supplement	4,258	7,456	(43)%	18,170	27,088	(33)%
Medicare Part D	5,690	7,485	(24)%	20,677	24,054	(14)%
Total Medicare	46,784	59,940	(22)%	261,136	221,516	18%
Individual and Family
Non-Qualified Health Plans	3,241	2,665	22%	12,970	10,283	26%
Qualified Health Plans	4,991	1,707	192%	16,049	8,764	83%
Total Individual and Family	8,232	4,372	88%	29,019	19,047	52%
Ancillary
Short-term	7,313	9,784	(25)%	21,651	31,368	(31)%
Dental	9,043	10,136	(11)%	30,619	27,568	11%
Vision	4,332	3,806	14%	13,960	12,071	16%
Other	2,396	2,991	(20)%	7,413	11,262	(34)%
Total Ancillary	23,084	26,717	(14)%	73,643	82,269	(10)%
Small Business	2,320	3,473	(33)%	7,856	10,194	(23)%
Total Approved Members	80,420	94,502	(15)%	371,654	333,026	12%

Approved Members
Approved members represent the number of individuals on submitted applications that were approved by the relevant insurance carrier for the identified product during the current period. The applications may be submitted in either the current period or prior periods. Not all approved members ultimately become paying members.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
NEW PAYING MEMBERS
(Unaudited)

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2021	2020		2021	2020
Medicare
Medicare Advantage	38,193	44,528	(14)%	256,900	188,059	37%
Medicare Supplement	3,832	6,912	(45)%	19,145	26,386	(27)%
Medicare Part D	5,601	7,378	(24)%	41,620	78,588	(47)%
Total Medicare	47,626	58,818	(19)%	317,665	293,033	8%
Individual and Family
Non-Qualified Health Plans	3,206	2,550	26%	18,781	15,920	18%
Qualified Health Plans	4,937	1,548	219%	16,180	10,600	53%
Total Individual and Family	8,143	4,098	99%	34,961	26,520	32%
Ancillary
Short-term	8,703	10,461	(17)%	26,909	32,293	(17)%
Dental	8,862	9,500	(7)%	29,765	26,848	11%
Vision	4,563	3,953	15%	14,972	13,170	14%
Other	2,534	3,502	(28)%	7,710	11,289	(32)%
Total Ancillary	24,662	27,416	(10)%	79,356	83,600	(5)%
Small Business	2,230	3,518	(37)%	8,746	11,812	(26)%
Total New Paying Members	82,661	93,850	(12)%	440,728	414,965	6%

New Paying Members

New paying members consist of approved members from the period presented and any periods prior to the period presented from whom we have received an initial commission payment during the period presented.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
ESTIMATED MEMBERSHIP
(Unaudited)

	As of September 30,		% Change
	2021	2020
Medicare (1)
Medicare Advantage	559,235	421,237	33%
Medicare Supplement	99,622	96,525	3%
Medicare Part D	216,582	216,641	—%
Total Medicare	875,439	734,403	19%
Individual and Family (2)
Non-Qualified Health Plans	84,260	92,054	(8)%
Qualified Health Plans	23,866	20,780	15%
Total Individual and Family	108,126	112,834	(4)%
Ancillary (3)
Short-term	17,073	24,105	(29)%
Dental	122,126	116,846	5%
Vision	69,210	67,944	2%
Other	32,957	36,158	(9)%
Total Ancillary	241,366	245,053	(2)%
Small Business (4)	45,697	44,424	3%
Total Estimated Membership	1,270,628	1,136,714	12%

_____________

(1)
To estimate the number of members on Medicare-related health insurance plans, we take the sum of (i) the number of members for whom we have received or applied a commission payment for a month that may be up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate). To the extent we determine through confirmations from a health insurance carrier that a commission payment is delayed or is inaccurate as of the date of estimation, we adjust the estimated membership to also reflect the number of members for whom we expect to receive or to refund a commission payment. Further, to the extent we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation.

(2)	To estimate the number of members on Individual and Family plans, we take the sum of (i) the number of Individual and Family plan members for whom we have received or applied a commission payment for a month that may be up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation.
(3)
To estimate the number of members on ancillary health insurance plans (such as short-term, dental and vision insurance), we take the sum of (i) the number of members for whom we have received or applied a commission payment for a month that may be up to three months prior to the date of estimation (after reducing that number using historical experience for assumed member cancellations over the period being estimated); and (ii) the number of approved members over that period (after reducing that number using historical experience for an assumed number of members who do not accept their approved policy and for estimated member cancellations through the date of the estimate). To the extent we determine we have received substantially all of the commission payments related to a given month during the period being estimated, we will take the number of members for whom we have received or applied a commission payment during the month of estimation. The one to three-month period varies by insurance product and is largely dependent upon the timeliness of commission payment and related reporting from the related carriers.

(4)	To estimate the number of members on small business health insurance plans, we use the number of initial members at the time the group was approved, and we update this number for changes in membership if such changes are reported to us by the group or carrier. However, groups generally notify the carrier directly of policy cancellations and increases or decreases in group size without informing us. Health insurance carriers often do not communicate policy cancellation information or group size changes to us. We often are made aware of policy cancellations and group size changes at the time of annual renewal and update our membership statistics accordingly in the period they are reported.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
ESTIMATED MEMBERSHIP (Continued)
(Unaudited)

Estimated Membership
Estimated membership represents the estimated number of members active as of the date indicated based on the estimation methodology above.
Health insurance carriers bill and collect insurance premiums paid by our members. The carriers do not report to us the number of members that we have as of a given date. The majority of our members who terminate their policies do so by discontinuing their premium payments to the carrier and do not inform us of the cancellation. Also, some of our members pay their premiums less frequently than monthly. Given the number of months required to observe non-payment of commissions in order to confirm cancellations, we estimate the number of members who are active on insurance policies as of a specified date.
After we have estimated membership for a period, we may receive information from health insurance carriers that would have impacted the estimate if we had received the information prior to the date of estimation. We may receive commission payments or other information that indicates that a member who was not included in our estimates for a prior period was in fact an active member at that time, or that a member who was included in our estimates was in fact not an active member of ours. For instance, we reconcile information carriers provide to us and may determine that we were not historically paid commissions owed to us, which would cause us to have underestimated membership. Conversely, carriers may require us to return commission payments paid in a prior period due to policy cancellations for members we previously estimated as being active. We do not update our estimated membership numbers reported in previous periods. Instead, we reflect updated information regarding our historical membership in the membership estimate for the current period. If we experience a significant variance in historical membership as compared to our initial estimates, we keep the prior period data consistent with previously reported amounts, while we may provide the updated information in other communications. As a result of the delay in our receipt of information from insurance carriers, actual trends in our membership are most discernible over periods longer than from one quarter to the next. As a result of the delay we experience in receiving information about our membership, it is difficult for us to determine with any certainty the impact of current conditions on our membership retention. Various circumstances could cause the assumptions and estimates that we make in connection with estimating our membership to be inaccurate, which would cause our membership estimates to be inaccurate.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
CONSTRAINED LIFETIME VALUE OF
COMMISSIONS PER APPROVED MEMBER
(Unaudited)

	Three Months Ended September 30,		% Change
	2021	2020
Medicare
Medicare Advantage (1)	$975	$898	9%
Medicare Supplement (1)	955	1,071	(11)%
Medicare Part D (1)	227	245	(7)%
Individual and Family
Non-Qualified Health Plans (1)	254	188	35%
Qualified Health Plans (1)	296	244	21%
Ancillary
Short-term (1)	157	149	5%
Dental (1)	98	84	17%
Vision (1)	60	54	11%
Small Business (2)	186	142	31%

Constrained Lifetime Value of Commissions Per Approved Member

(1)
Constrained lifetime value (“LTV”) of commissions per approved member represents commissions estimated to be collected over the estimated life of an approved member’s plan after applying constraints in accordance with our revenue recognition policy. The estimate is driven by multiple factors, including but not limited to, contracted commission rates, carrier mix, estimated average plan duration, the regulatory environment, and cancellations of insurance plans offered by health insurance carriers with which we have a relationship. These factors may result in varying values from period to period.

(2)	For small business, the amount represents the estimated commissions we expect to collect from the plan over the following twelve months. The estimate is driven by multiple factors, including but not limited to, contracted commission rates, carrier mix, estimated average plan duration, the regulatory environment, and cancellations of insurance plans offered by health insurance carriers with which we have a relationship and applied constraints. These factors may result in varying values from period to period.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
CONSTRAINTS ON LIFETIME VALUE
OF COMMISSIONS PER APPROVED MEMBER
(Unaudited)

	Three Months Ended September 30,
	2021	2020
Medicare
Medicare Advantage	7%	7%
Medicare Supplement	9%	5%
Medicare Part D	7%	5%
Individual and Family
Non-Qualified Health Plans	7%	15%
Qualified Health Plans	4%	4%
Ancillary
Short-term	20%	20%
Dental	5%	7%
Vision	5%	5%
Other	10%	10%
Small Business	5%	—%

Constraints on Lifetime Value of Commissions Per Approved Member
Constraints are applied to derive LTV of commissions per approved member for revenue recognition in accordance with our revenue recognition policy. The constraints are applied to help ensure that commissions estimated to be collected over the estimated life of an approved member’s plan are recognized as revenue only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with future commissions receivable from the plan is subsequently resolved. We evaluate constraints on a quarterly basis for factors affecting our estimate of LTV of commissions per approved member and apply management judgment to determine the constraints based on current trends impacting our business.

EHEALTH, INC.
SUMMARY OF SELECTED METRICS
EXPENSE METRICS PER APPROVED MEMBER
(Unaudited)

	Three Months Ended September 30,		% Change
	2021	2020
Medicare:
Estimated customer care and enrollment ("CC&E") cost per approved Medicare Advantage ("MA")-equivalent approved member (1)	$1,099	$759	45%
Estimated variable marketing cost per MA-equivalent approved member (1)	775	422	84%
Total Medicare estimated cost per approved member	$1,874	$1,181	59%
Individual and Family Plan ("IFP"):
Estimated CC&E cost per IFP-equivalent approved member (2)	$119	$137	(13)%
Estimated variable marketing cost per IFP-equivalent approved member (2)	65	79	(18)%
Total IFP estimated cost per approved member	$184	$216	(15)%
_____________

(1)
MA-equivalent approved members is a derived metric with a Medicare Part D approved member being weighted at 25% of a Medicare Advantage member and a Medicare Supplement member based on their relative LTVs at the time of our adoption of Accounting Standards Codification 606 – Revenue from Contracts with Customers (“ASC 606”). We calculate the number of approved MA-equivalent members by adding the total number of approved Medicare Advantage and Medicare Supplement members and 25% of the total number of approved Medicare Part D members during the period presented.

(2)
IFP-equivalent approved members is a derived metric with a short-term approved member being weighted at 33% of a major medical individual and family health insurance plan member based on their relative LTVs at the time of our adoption of ASC 606. We calculate the number of approved IFP-equivalent members by adding the total number of approved qualified and non-qualified health plan members and 33% of the total number of short-term approved members during the period presented.

Expense Metrics Per Approved Member
Marketing initiatives are an important component of our strategy to increase revenue and are primarily designed to encourage consumers to complete an application for health insurance. Variable marketing cost represents direct costs incurred in member acquisition from our direct, marketing partners and online advertising channels. In addition, we incur customer care and enrollment expenses in assisting applicants during the enrollment process.

The numerator used to calculate each metric is the portion of the respective operating expenses for marketing and advertising and customer care and enrollment that is directly related to member acquisition for our sale of Medicare Advantage, Medicare Supplement and Medicare Part D prescription drug plans (collectively, the “Medicare Plans”) and for all IFP plans including individual and family plans and short-term health insurance (collectively, the “IFP Plans”), respectively. The denominator used to calculate each metric is based on a derived metric that represents the relative value of the new members acquired. For Medicare Plans, we call this derived metric Medicare Advantage (“MA”)-equivalent members, and for IFP Plans, we call this derived metric IFP-equivalent members. The calculations for MA-equivalent members and for IFP-equivalent members are based on the weighted number of approved members for Medicare Plans and IFP Plans during the period, with the number of approved members adjusted based on the relative LTV of the product they are purchasing. Since the LTV for any product fluctuates from period to period, the weight given to each product was determined based on their relative LTVs at the time of our adoption of ASC 606. Variable marketing costs exclude fixed overhead costs, such as personnel related costs, consulting expenses, facilities and other operating costs allocated to the marketing and advertising department.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
GAAP marketing and advertising expense	$43,317	$33,405	$138,772	$104,042
Stock-based compensation expense (1)	(2,297)	(1,869)	(6,922)	(5,138)
Non-GAAP marketing and advertising expense	$41,020	$31,536	$131,850	$98,904

GAAP customer care and enrollment expense	$48,956	$43,342	$121,480	$101,025
Stock-based compensation expense (1)	(740)	(527)	(1,901)	(1,762)
Non-GAAP customer care and enrollment expense	$48,216	$42,815	$119,579	$99,263

GAAP technology and content expense	$20,369	$17,673	$63,996	$46,786
Stock-based compensation expense (1)	(2,380)	(1,430)	(7,483)	(2,965)
Non-GAAP technology and content expense	$17,989	$16,243	$56,513	$43,821

GAAP general and administrative expense	$16,640	$19,942	$57,812	$60,308
Stock-based compensation expense (1)	183	(2,506)	(8,575)	(11,857)
Non-GAAP general and administrative expense	$16,823	$17,436	$49,237	$48,451

_______

(1)Non-GAAP expenses exclude the effect of expensing stock-based compensation related to stock options, restricted stock awards, performance-based and market-based equity awards, and employee stock purchase plan.

EHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES(1)
(In thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net loss attributable to common stockholders	$(59,948)	$(14,505)	$(83,636)	$(14,423)
Paid-in-kind dividends for preferred stock	4,561	—	7,643	—
Change in preferred stock redemption value	2,373	—	3,770	—
GAAP net loss	(53,014)	(14,505)	(72,223)	(14,423)
Stock-based compensation expense	5,234	6,332	24,881	21,722
Amortization of intangible assets	121	287	416	1,207
Restructuring and reorganization charges	573	—	3,004	—
Tax effect of non-GAAP adjustments	(591)	(1,628)	(6,509)	(5,966)
Non-GAAP net income (loss)	$(47,677)	$(9,514)	$(50,431)	$2,540

GAAP net income (loss) attributable to common stockholders per diluted share	$(2.24)	$(0.55)	$(3.13)	$(0.56)
Impact from preferred stock	0.26	—	0.43	—
Stock-based compensation expense	0.20	0.24	0.93	0.84
Amortization of intangible assets	—	0.01	0.02	0.05
Restructuring and reorganization charges	0.02	—	0.11	—
Tax effect of non-GAAP adjustments	(0.02)	(0.06)	(0.25)	(0.23)
Non-GAAP net income (loss) per diluted share	$(1.78)	$(0.36)	$(1.89)	$0.10

Net loss attributable to common stockholders	$(59,948)	$(14,505)	$(83,636)	$(14,423)
Paid-in-kind dividends for preferred stock	4,561	—	7,643	—
Change in preferred stock redemption value	2,373	—	3,770	—
GAAP net loss	(53,014)	(14,505)	(72,223)	(14,423)
Stock-based compensation expense	5,234	6,332	24,881	21,722
Depreciation and amortization (2)	4,899	2,995	12,840	7,911
Amortization of intangible assets	121	287	416	1,207
Restructuring and reorganization charges	573	—	3,004	—
Other (income) expense, net	(189)	101	(511)	(724)
Benefit from income taxes	(12,834)	(6,443)	(19,278)	(10,923)
Adjusted EBITDA (2)	$(55,210)	$(11,233)	$(50,871)	$4,770
_______

(1)    See Non-GAAP Financial Information section for definitions of our non-GAAP financial measures.
(2)    In the first quarter of 2021, we revised our calculation of the adjusted EBITDA to exclude amortization of capitalized software development costs. Amortization of capitalized software development costs were $3.4 million and $2.1 million for the third quarter 2021 and 2020, respectively, and $9.1 million and $5.3 million for the nine months ended September 30, 2021 and 2020, respectively, which are included in depreciation and amortization. See Revised Adjusted EBITDA Reconciliation for additional information.

EHEALTH, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GUIDANCE (1)
(In millions, except per share amounts, unaudited)

	Full Year 2021 Guidance
	Low	High
GAAP net loss attributable to common stockholders	$(82.0)	$(62.0)
Impact from preferred stock	19.0	19.0
GAAP net loss	(63.0)	(43.0)
Stock-based compensation expense	36.0	34.0
Restructuring and reorganization charges	4.9	4.9
Amortization of intangible assets	0.7	0.7
Tax effect of non-GAAP adjustments	(9.6)	(9.1)
Non-GAAP net loss	$(31.0)	$(12.5)

GAAP net loss attributable to common stockholders per diluted share	$(2.99)	$(2.26)
Impact from preferred stock	0.69	0.69
Stock-based compensation expense	1.31	1.24
Restructuring and reorganization charges	0.18	0.18
Amortization of intangible assets	0.03	0.03
Tax effect of non-GAAP adjustments	(0.35)	(0.33)
Non-GAAP net loss per diluted share	$(1.13)	$(0.45)

GAAP net loss attributable to common stockholders	$(82.0)	$(62.0)
Impact from preferred stock	19.0	19.0
GAAP net loss	(63.0)	(43.0)
Stock-based compensation expense	36.0	34.0
Depreciation and amortization (2)	17.5	16.5
Restructuring and reorganization charges	4.9	4.9
Amortization of intangible assets	0.7	0.7
Other income, net	(0.5)	(1.5)
Benefit from income taxes	(15.6)	(11.6)
Adjusted EBITDA (2)	$(20.00)	$—
_______

(1)	See Non-GAAP Financial Information section for definitions of our non-GAAP financial measures.
(2)	In the first quarter of 2021, we revised our calculation of adjusted EBITDA to exclude the amortization of capitalized software development costs. Amortization of capitalized software development costs is included in depreciation and amortization. Refer to Revised Adjusted EBITDA Reconciliation for additional information.

EHEALTH, INC.
REVISED SEGMENT PROFIT SUMMARY
(In thousands, unaudited)

Fiscal Year 2020	Q1			Q2			Q3			Q4
	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted
Medicare segment profit (loss) (1)	$21,960	$1,176	$23,136	$13,430	$1,566	$14,996	$(16,010)	$1,871	$(14,139)	$82,583	$2,211	$84,794
Individual, Family and Small Business segment profit (1)	2,603	325	2,928	2,570	168	2,738	18,286	201	18,487	15,924	238	16,162
Total segment profit	24,563	1,501	26,064	16,000	1,734	17,734	2,276	2,072	4,348	98,507	2,449	100,956
Corporate	(13,448)		(13,448)	(14,347)		(14,347)	(15,581)		(15,581)	(14,288)		(14,288)
Stock-based compensation expense	(8,714)		(8,714)	(6,676)		(6,676)	(6,332)		(6,332)	(3,450)		(3,450)
Depreciation and amortization (2)	(823)	(1,501)	(2,324)	(858)	(1,734)	(2,592)	(923)	(2,072)	(2,995)	(1,090)	(2,449)	(3,539)
Amortization of intangible assets	(547)		(547)	(373)		(373)	(287)		(287)	(286)		(286)
Other income (expense), net	373		373	452		452	(101)		(101)	(58)		(58)
Income (loss) before income taxes	$1,404	$—	$1,404	$(5,802)	$—	$(5,802)	$(20,948)	$—	$(20,948)	$79,335	$—	$79,335

REVISED ADJUSTED EBITDA RECONCILIATION
(In thousands, unaudited)

Fiscal Year 2020	Q1			Q2			Q3			Q4
	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted	As Reported	Adj.	As Adjusted
GAAP income (net loss)	$3,452		$3,452	$(3,370)		$(3,370)	$(14,505)		$(14,505)	$59,873		$59,873
Stock-based compensation expense	8,714		8,714	6,676		6,676	6,332		6,332	3,450		3,450
Depreciation and amortization (2)	823	1,501	2,324	858	1,734	2,592	923	2,072	2,995	1,090	2,449	3,539
Amortization of intangible assets	547		547	373		373	287		287	286		286
Other expenses (income), net	(373)		(373)	(452)		(452)	101		101	58		58
Provision for (benefit from) income taxes	(2,048)		(2,048)	(2,432)		(2,432)	(6,443)		(6,443)	19,462		19,462
Adjusted EBITDA (1)	$11,115	$1,501	$12,616	$1,653	$1,734	$3,387	$(13,305)	$2,072	$(11,233)	$84,219	$2,449	$86,668
_______
(1)During the first quarter of 2021, we revised the calculation of segment profit (loss) and adjusted EBITDA by excluding amortization of capitalized software development costs to enhance comparability of our financial metrics with peer companies.
(2)Depreciation and amortization have been adjusted to include amortization of capitalized software development costs.